Health Care Centers of America, Inc.

SUBSIDIARIES OF THE REGISTRANT

      1      Peeples Mining Co., Inc., a Nevada corporation

      2.     Nashville Music Consultants, Inc., a Tennessee corporation

      3. R&S Group, a common law business organization organized under the common law of Illinois

      4.     ELF Works, Ltd., a Nevada corporation (to be dissolved)